                               CONTRACT SCHEDULE

To contact the insurance department in the state in which this Contract is issued, you may call: [(XXX) XXX-XXXX]

OWNER: [John Doe]                          SEX: [M] AGE AT ISSUE: [35]

JOINT OWNER: [Jane Doe]                    SEX: [F] AGE AT ISSUE: [35]

ANNUITANT: [John Doe]                      SEX: [M] AGE AT ISSUE: [35]

CONTRACT NUMBER: [1234567890]              ISSUE DATE: [February 15, 2015]

PLAN TYPE: [IRA]                           MATURITY DATE: [February 15, 2075]

PURCHASE PAYMENT:                  [$100,000.00]
(or The Portion of
Purchase Payment Received
on The Issue Date)

                                   [We reserve the right to reject any Purchase Payment.]

  MINIMUM
  PURCHASE PAYMENT:                [$25,000.00]

  MAXIMUM
  PURCHASE PAYMENT:                [$1,000,000.00], without Our prior approval.

BENEFICIARY:                       As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.

PRODUCT CHARGES:
  SEPARATE ACCOUNT:                We assess certain daily charges equal on an annual basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                                   Annual Mortality and Expense Charge: [0.70%]

                                   [Death Benefit Rider Charge: [1.15%]]

[ACCOUNT FEE:                      The Account Fee is [$40.00] each Contract Year. During the Accumulation Period, on the Contract
                                   Anniversary the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a pro-rata portion of the Account Fee will be deducted from the
                                   Account Value as described above. However, if your Account Value on the last day of the Contract
                                   Year or on the Annuity Calculation Date is at least [$100,000], then no Account Fee is deducted.
                                   If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each
                                   Annuity Payment.]

SEPARATE ACCOUNT:                  [MetLife of CT Separate Account Eleven for Variable Annuities]

[ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts. However, we may limit this in the future.

2.   Allocations must be in whole numbers. Each allocation must be at least
     [$500].]

ICC14-6-C200-1                         3A

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TRANSFER REQUIREMENTS:

[Currently, the contract offers only one investment option. In the future, we may make additional investment options available.]

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12]. We may waive this transfer limitation in a nondiscriminatory manner.

TRANSFER FEE: There is no charge for the first [12] transfers in a contract year; thereafter the fee is [$25] per transfer. We are currently waiving the transfer fee, but reserve the right to charge the fee in the future. The Transfer Fee will be deducted from the Subaccount from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We may waive the Transfer Fee in a nondiscriminatory manner.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less.

The maximum amount that may be transferred from a Subaccount is [100%] of your interest in the Subaccount.

WITHDRAWALS:

WITHDRAWAL CHARGE: [A Withdrawal Charge is assessed against the Purchase Payment withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal and is based on the number of completed years from the Issue Date. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less the remaining Purchase Payment not withdrawn); and then

2.   The Free Withdrawal Amount described below, if any; then

3.   Remaining Purchase Payment not withdrawn

     The Withdrawal Charge is determined in accordance with the following schedule:

                   WITHDRAWAL CHARGE

NUMBER OF COMPLETED YEARS
FROM THE ISSUE DATE            % CHARGE
--------------------------     ---------
 [0                                2
  1                                2
  2                                2
  3                                2
  4                                2
  5                                2
  6                                2
  7 and thereafter                 0]]

[WAIVER OF WITHDRAWAL CHARGE: No Withdrawal Charge will be deducted from the Account Value in the event of:

1.   Maturity of the Contract; or

2.   Payment of the Death Benefit; or

3.   Application of any portion of your Account Value to an Annuity Option; or

4. If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity (except for RMDs on a decedent Roth IRA.) For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken, and we will ignore all other Account Values; or

5. If you properly convert as permitted under Federal Tax Law your traditional IRA deferred annuity to a Roth IRA deferred annuity issued by us or "re-characterize" as permitted under Federal Tax Law your Roth IRA deferred annuity to a traditional IRA deferred annuity issued by us ; or

6.   If we agree in writing that none will apply.]

ICC14-6-C200-1                         3B

[FREE WITHDRAWAL AMOUNT: Each Contract Year, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payment, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.]

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Subaccount

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

ANNUITY REQUIREMENTS:

1. [[The Annuity Date will be no later than the Maturity Date. The Maturity Date is the later of the first day of the calendar month following the Owner's [95th birthday or ten (10) years from the Issue Date.]

2.   The Annuity Date cannot be earlier than [30 days] following the Issue
     Date. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the [Annuity 2000 Mortality Table with 7-year age setback with interest at 1%]]

INTEREST RATE APPLICABLE TO UNDERPAYMENTS OR OVERPAYMENTS DUE TO MISSTATEMENT OF AGE OR SEX: [3.00%]

ANNUITY SERVICE OFFICE:

MetLife Insurance Company of Connecticut
[P.O. Box 10366
Des Moines, Iowa 50306-0366
(800) 343-8496]

ICC14-6-C200-1                         3C

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Death Benefit Rider (Return of Purchase Payment)
Preservation and Growth Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
Nonqualified Annuity Endorsement
Unisex Annuity Rates Endorsement]

ICC14-6-C200-1                         3D